C O M P 0 S I T E

                          FORM OF AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                                  FOR PROFUNDS


         WHEREAS, ProFunds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series, including the Bull ProFund, the
UltraBull ProFund, the Bear ProFund, the UltraBear ProFund, the Ultra TC ProFund, the UltraShort OTC ProFund, the UltraEurope ProFund, the ProFund VP Bull, the ProFund VP UltraBull, the ProFund VP UltraOTC, the ProFund VP Europe 30, the ProFund VP UltraEurope, the ProFund VP Small Cap, the ProFund VP Bear, the ProFund VP UltraBear, the ProFund VP UltraShort OTC, the ProFund VP UltraShort Europe, the ProFund VP Money Market, the UltraSmall-Cap ProFund, the UltraMid-Cap ProFund, the UltraJapan ProFund, the Airline UltraSector ProFund, the Banking UltraSector ProFund, the Basic Materials UltraSector ProFund, the Biotechnology UltraSector ProFund, the Consumer Cyclical UltraSector ProFund, the Consumer Non-Cyclical UltraSector ProFund, the Energy UltraSector ProFund, the Entertainment and Leisure UltraSector ProFund, the Financial UltraSector ProFund, the Healthcare UltraSector ProFund, the Industrial UltraSector ProFund, the Internet UltraSector ProFund, the Oilfield Equipment and Services UltraSector ProFund, the Pharmaceuticals UltraSector ProFund, the Precious Metals UltraSector ProFund, the Real Estate UltraSector ProFund, the
Semiconductor UltraSector ProFund, the Technology UltraSector ProFund, the Telecommunications UltraSector ProFund, the Utilities UltraSector ProFund, the Wireless Communications UltraSector ProFund, the OTC ProFund, the ProFund VP OTC, the ProFund VP Small-Cap, the ProFund VP Japan, the Airlines Sector ProFund VP, the Banking Sector ProFund VP, the Basic Materials Sector ProFund VP, the Biotechnology Sector ProFund VP, the Consumer Cyclical Sector ProFund VP, the Consumer Non-Cyclical Sector ProFund VP, the Energy Sector ProFund VP, the Entertainment and Leisure Sector ProFund VP, the Financial Sector ProFund VP, the Healthcare Sector ProFund VP, the Industrial Sector ProFund VP, the Internet Sector ProFund VP, the Oilfield Equipment and Services Sector ProFund VP, the Pharmaceuticals Sector ProFund VP, the Precious Metals Sector ProFund VP, the Real Estate Sector ProFund VP, the Semiconductor Sector ProFund VP, the Technology Sector ProFund VP, the Telecommunications Sector ProFund VP, the Utilities Sector ProFund VP, Wireless Communications Sector ProFund VP, and the ProFund VP UltraBull (collectively, the "Funds"); and

         WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, an Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds.

         NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

        1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in two classes: "Investor Shares" and "Service Shares."
Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Investor Shares and Service Shares shall have the features described in Sections 3, 4 and 5 below.

        2. Sales Charge Structure. Shares of each class shall be offered at the then-current net asset value without the imposition of a front-end or contingent deferred sales charge.

        3. Service Plan. (a) Service Shares have adopted a shareholder servicing plan pursuant to which it may pay registered investment advisers, banks, trust companies and other financial organizations, a fee at an annual rate of up to 1.00% of the average daily net assets of a Fund's Service Shares attributable to or held in the name of an Authorized Firm for providing service activities for its clients who are beneficial owners of Service Shares.

                  (b) As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing subaccounting services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; performing daily investment ("sweep") functions for shareholders; providing investment advisory services; and general account administration activities. Overhead and other expenses of an Authorized Firm related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

        4. Allocation of Income and Expenses. (a) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

                  (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

                  (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

         (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a shareholder services plan;
(ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the "Code").

         Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

        5. Exchange Privileges. Shareholders may exchange shares of one class of a Fund at net asset value without any sales charge for shares of any other class of the Fund or for shares of any class offered by another Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

        6. Conversion Features. The Funds currently do not offer a conversion feature.

        7. Quarterly and Annual Reports. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and servicing expenditures. In the statements, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee or other expenses charged to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class.

        8. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

                  (1) On a daily basis, a fund accountant shall calculate the shareholder services fee to be charged to the Service Shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the class to the result of that calculation.

                  (2) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

                  (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values for all Funds except the Money Market ProFund, for which it will be based on the relative value of settled shares.

                  (4) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 8 of this Plan, using the allocated income and expense calculations from paragraph (3) above, and the additional fees calculated from paragraphs (1) and (2) above.

                  (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

        9. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

        10. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and
(b) the independent Trustees.

        11. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

        12. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan as of __________, 2001.


                                    PROFUNDS


                                                 By:
                                                   -------------------------
                                                   Title:  Secretary